Exhibit 99.1
The Lubrizol Corporation
29400 Lakeland Boulevard, Wickliffe, Ohio 44092-2298
News Release

FOR RELEASE:	Immediately

FROM:	Financial/Investor Contact	Media Contact
	Mark Sutherland	David L. Cowen
	440/347-1206	440/347-5333
Web Site: www.lubrizol.com
Lubrizol Announces Earnings of $1.02 per Share
for the Third Quarter of 2007
•	Operating results remained strong with favorable tax items offset by other charges in Lubrizol Additives

•	Strong revenue performance by Lubrizol Additives driven by higher volume; weaker results in Lubrizol Advanced Materials attributable to reduced North American demand

•	Record cash flow from operations of $407 million for the first nine months of 2007

•	Previously issued financial statements will be restated due to errors related to several international employee benefit plans; impact on net income approximately $2 million per year for the last several years

•	Guidance for 2007 EPS updated to $3.84 to $3.89, including restructuring and impairment charges of $0.01, and $3.85 to $3.90 excluding these charges; company projecting 26% to 27% EPS growth over 2006 EPS from continuing operations as adjusted
CLEVELAND, OH, October 26, 2007 – The Lubrizol Corporation (NYSE: LZ) announced that consolidated earnings from continuing operations for the third quarter ended September 30, 2007 were $71.4 million, or $1.02 per diluted share, including pre-tax restructuring and impairment charges of $2.1 million, or $.02 per diluted share. Comparable earnings from continuing operations for the third quarter of 2006 were $50.1 million, or $.72 per diluted share, which included a pre-tax restructuring charge of $2.7 million, or $.03 per diluted share. The 2006 amounts have been adjusted to reflect the restatement that is described below.

Q3 Consolidated Results
Consolidated revenues for the third quarter increased 9 percent to $1.12 billion compared to $1.03 billion in the third quarter of 2006. Volume increased 4 percent and improvements in the combination of price and product mix increased revenues 3 percent compared to the third quarter of 2006. Currency had a 2 percent favorable impact on revenues.
Excluding the restructuring and impairment charges in both periods, adjusted earnings from continuing operations were $72.8 million, or $1.04 per diluted share, for the third quarter of 2007 compared to $51.9 million, or $.75 per diluted share, for the third quarter of 2006.
Commenting on the results, CEO James Hambrick stated, “I am very pleased with our overall performance this quarter. We delivered good top-line growth with sales growth in international markets more than offsetting weak demand in the North American market. Our substantial improvement in operating income, despite the challenging environment, reflects both broad business sector diversification and good geographic balance.”
The Lubrizol Corporation
in Millions of Dollars

	Three Months Ended September 30th
	2007		2006
	Income		Income
	After	Diluted	After	Diluted
	Tax	EPS	Tax	EPS
			(Restated)
Earnings from continuing operations	$71.4	$1.02	$50.1	$0.72

Adjustments:
Restructuring and impairment charges	1.4	0.02	1.8	0.03

Earnings as adjusted (Non-GAAP)	$72.8	$1.04	$51.9	$0.75

Earnings impacted by the following items:
Environmental matters		$(0.06)		$–
Change in effective tax rate		0.04		*
Pro forma currency effects		0.07		*
     * Data not applicable
Adjusted earnings from continuing operations for the third quarter of 2007 increased compared to the prior-year third quarter largely as a result of improvement in the combination of price and product mix, higher volumes, a lower effective tax rate largely attributable to favorable resolution of prior-year tax matters, foreign currency gains included in other income and reduced net interest expense. These favorable items were offset somewhat by higher raw material costs, higher manufacturing costs and higher selling, testing, administrative and research (STAR) expenses. The company’s operating expenses reflected increased costs for environmental matters.

Q3 Segment Results
In the third quarter of 2007, Lubrizol Additives segment revenues of $739 million were 12 percent higher than the third quarter of 2006. Compared to the year-earlier quarter, revenues increased as a result of a volume increase of 5 percent, a 5 percent improvement in the combination of price and product mix and a favorable currency impact of 2 percent. Strong international volume growth in Europe, Asia-Pacific and Latin America more than offset a slight volume decline in North America. Lubrizol Additives segment operating income of $97 million in the third quarter of 2007 reflected positive contributions from the combination of price and mix, volume and currency. These positive factors partially were offset by higher raw material and operating costs, including expenses related to environmental remediation matters.
The Lubrizol Advanced Materials segment reported revenues of $383 million in the third quarter of 2007, an increase of 3 percent over the prior-year results. The higher revenues reflected a 2 percent increase in volume, favorable currency of 2 percent and a 1 percent decline in the combination of price and product mix. The Lubrizol Advanced Materials segment experienced a significant volume increase of 17 percent in the Asia-Pacific region with all product lines showing strong growth, while volumes in Europe and Latin America were up slightly. Volumes in North America were unchanged as all product lines experienced some weakness in demand. Lubrizol Advanced Materials segment operating income was $31 million for the third quarter of 2007. Factors negatively impacting segment operating income in the third quarter of 2007 primarily included the geographic sales mix, product mix and higher raw material costs.
Regarding the segments’ results, Hambrick added, “Strong global demand in our Lubrizol Additives product lines, combined with an improved product and price mix, delivered double-digit growth for the segment. While we are pleased with the results, we must continue our efforts to deliver the returns that support the ongoing investments required to be an innovative, global technology provider.
“Sales grew in the Lubrizol Advanced Materials segment as well, led by the significant gains in Asia-Pacific. Weak U.S. demand together with higher costs and unfavorable product mix weighed on the segment’s performance. Our long-term success in this segment depends upon technology leadership. We have initiatives underway to reestablish the technology development needed to deliver new products with significant improvements that are necessary to meet our customers’ demands in the new performance era.”
Nine Months Results
For the first nine months of 2007, consolidated revenues increased 10 percent to $3.35 billion compared to $3.06 billion for the first nine months of 2006. Consolidated earnings from continuing operations were $224 million or $3.19 per diluted share, including a pre-tax restructuring and impairment charge of $.6 million. Earnings from continuing operations for the first nine months of 2006 were $158 million or $2.29 per diluted share, including a pre-tax restructuring charge of $6.3 million or $.06 per diluted share. Excluding the restructuring and impairment charges from the respective periods, earnings from continuing operations of $3.19 per diluted share increased 36 percent compared to $2.35 per diluted share in the first nine months of 2006.

Cash flow from operations for the first nine months of 2007 was very strong at approximately $407 million compared to $245 million in the year-earlier period. Our higher earnings as well as improvement in our working capital significantly contributed to the higher cash flow from operations. Total debt reduction in the first nine months of 2007 was approximately $109 million, primarily comprised of repayments under the company’s euro credit facility, which was fully repaid in the quarter. The company repurchased $82 million in shares outstanding through the first nine months of 2007 under the enhanced share repurchase program announced on April 27.
Restatement
The company also announced that certain of the company’s historical financial statements would be restated due to the discovery of unintentional financial reporting errors related to several international postemployment employee benefit plans that affect its previously filed financial statements.
Restated net income and income from continuing operations for the fiscal year ended December 31, 2006 will decrease by $2.0 million, or 1.9% and 1.1%, respectively, from amounts previously reported. The company has concluded that, under U.S. generally accepted accounting principles, these postemployment employee benefit plans should have been recorded on an accrual basis rather than a cash basis. The effect of the change is not significant to the company’s reported expense or earnings, and the corrections will have negligible, if any, impact on the guidance previously given by the company as to 2007 earnings. As reported on Current Report on Form 8-K filed today with the Securities and Exchange Commission, the company expects to file an amended Annual Report on Form 10-K/A for the year ended December 31, 2006, and amended Quarterly Reports on Form 10-Q/A for the quarters ended March 31, 2007 and June 30, 2007.
“While we do not consider this restatement to be significant, we take great pride in our internal controls and are taking the corrective compliance and training steps so that our shareholders have ongoing confidence in our reporting process.” stated Hambrick.
Earnings Outlook
The company updated its guidance for earnings from continuing operations that was issued on July 26. The company’s guidance for 2007, including restructuring and impairment charges of $.01 per diluted share, is now in the range of $3.84 to $3.89 per diluted share. In 2006, earnings from continuing operations were $2.59 per diluted share, including restructuring and impairment charges of $.47 per diluted share. Excluding the restructuring and impairment charges from the respective years, the company projects 2007 adjusted earnings in the range of $3.85 to $3.90 per diluted share, or approximately 26 to 27 percent higher compared to 2006 adjusted earnings from continuing operations of $3.06 per diluted share.
Regarding the earnings outlook, Hambrick added, “Despite current challenges in our North American markets, the fundamentals of our business remain sound. We are operating very effectively as an organization and making the investments necessary to grow further. We are also fully engaged in our acquisition efforts with a number of candidates currently under consideration. We remain confident in our outlook for the remainder of the year and narrowed our guidance even further as a result.”

Key assumptions for this guidance on a consolidated basis include:
•	Revenue growth of approximately 9.5 percent compared to 2006;

•	Higher average raw material costs in the second half of the year compared to the first half of the year;

•	Net interest expense of approximately $66 million for the year;

•	An effective tax rate of 31 percent for the year;

•	The euro to average $1.42 in the fourth quarter of the year; and

•	Capital expenditures of approximately $175 million to $180 million.
Conference Call on the Web
An audio webcast of the third quarter earnings conference call with investors will be available today live at 11:00 a.m. Eastern time on the investor earnings release page of www.lubrizol.com and will be archived for 30 days. Following the call, a transcript will be posted on the investor earnings release page of the Web site.
About The Lubrizol Corporation
The Lubrizol Corporation (NYSE: LZ) is an innovative specialty chemical company that produces and supplies technologies that improve the quality and performance of our customers’ products in the global transportation, industrial and consumer markets. These technologies include lubricant additives for engine oils, other transportation-related fluids and industrial lubricants, as well as fuel additives for gasoline and diesel fuel. In addition, Lubrizol makes ingredients and additives for personal care products and pharmaceuticals; specialty materials, including plastics technology and performance coatings in the form of specialty resins and additives. Lubrizol’s industry-leading technologies in additives, ingredients and compounds enhance the quality, performance and value of customers’ products, while reducing their environmental impact.
With headquarters in Wickliffe, Ohio, The Lubrizol Corporation owns and operates manufacturing facilities in 19 countries, as well as sales and technical offices around the world. Founded in 1928, Lubrizol has approximately 6,850 employees worldwide. Revenues for 2006 were $4.0 billion. For more information, visit www.lubrizol.com.
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This press release contains forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements relate to anticipated trends and expectations rather than historical matters. Forward-looking statements are subject to uncertainties and factors relating to the company’s operations and business environment that are difficult to predict and may be beyond the control of the company. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by forward-looking statements. Uncertainties and risk factors that could affect the future performance of the company and cause results to differ from the forward-looking statements in this press release include, but are not limited to, the increased leverage resulting from the financing of the

Noveon International, Inc. acquisition; the company’s ability to raise prices in an environment of increasing raw material costs; the final outcome of the company’s accounting review and actions that may be taken or required as a result of the expected restatements and the conclusions reached by the company’s management, Audit Committee and Board of Directors based on results of the restatement efforts and the timing of the filing of the amended reports with respect to such conclusions; conditions affecting the company’s customers, suppliers and the industries that it serves; competitors’ responses to the company’s products; changes in accounting, tax or regulatory practices or requirements; and other factors that are set forth in the company’s most recently filed reports with the Securities and Exchange Commission. The forward-looking statements contained herein represent the company’s judgment as of the date of this release and it cautions readers not to place undue reliance on such statements. The company assumes no obligations to update the statements contained in this release.
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THE LUBRIZOL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In Millions Except Per Share Data)	2007	2006	2007	2006
		(Restated)		(Restated)
Net sales	$1,120.4	$1,029.9	$3,349.7	$3,053.2
Royalties and other revenues	1.0	1.1	3.0	3.0

Total revenues	1,121.4	1,031.0	3,352.7	3,056.2

Cost of sales	846.0	782.8	2,503.0	2,297.4
Selling and administrative expenses	103.7	101.7	309.4	280.6
Research, testing and development expenses	56.0	50.5	161.4	152.8
Amortization of intangible assets	5.8	5.9	17.7	17.7
Restructuring and impairment charges	2.1	2.7	0.6	6.3

Total costs and expenses	1,013.6	943.6	2,992.1	2,754.8

Other income (expense) - net	5.5	1.6	9.7	(0.1)
Interest expense - net	14.8	17.4	49.4	61.5

Income from continuing operations before income taxes	98.5	71.6	320.9	239.8
Provision for income taxes	27.1	21.5	97.2	81.4

Income from continuing operations	71.4	50.1	223.7	158.4
Discontinued operations - net of tax	–	(0.5)	–	(73.6)

Net income	$71.4	$49.6	$223.7	$84.8

Basic earnings (loss) per share:
Continuing operations	$1.03	$0.73	$3.23	$2.31
Discontinued operations	–	(0.01)	–	(1.07)

Net income per share, basic	$1.03	$0.72	$3.23	$1.24

Diluted earnings (loss) per share:
Continuing operations	$1.02	$0.72	$3.19	$2.29
Discontinued operations	–	(0.01)	–	(1.06)

Net income per share, diluted	$1.02	$0.71	$3.19	$1.23

Weighted-average common shares outstanding:
Basic	69.2	68.7	69.3	68.6

Diluted	70.0	69.3	70.1	69.2

THE LUBRIZOL CORPORATION
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
(In Millions of Dollars)	2007	2006
		(Restated)
Assets
Cash and short-term investments	$646.0	$575.7
Receivables	655.3	573.6
Inventories	571.5	589.0
Other current assets	78.2	98.0

Total current assets	1,951.0	1,836.3
Property and equipment - net	1,124.9	1,081.3
Goodwill and intangible assets - net	1,434.2	1,398.9
Investments and other assets	80.4	74.4

Total	$4,590.5	$4,390.9

Liabilities and Shareholders’ Equity
Short-term debt and current portion of long-term debt	$3.5	$3.7
Accounts payable	392.4	340.5
Accrued expenses and other current liabilities	290.6	290.2

Total current liabilities	686.5	634.4
Long-term debt	1,428.8	1,538.0
Other noncurrent liabilities	549.4	484.1

Total liabilities	2,664.7	2,656.5

Minority interest in consolidated companies	58.1	51.3

Shareholders’ equity	1,867.7	1,683.1

Total	$4,590.5	$4,390.9

THE LUBRIZOL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30,
(In Millions of Dollars)	2007	2006
		(Restated)

Cash provided by (used for):
Operating activities:
Net income	$223.7	$84.8
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	117.9	120.8
Deferred income taxes	10.9	32.2
Deferred compensation	16.0	12.9
Restructuring and impairment charges	2.8	61.6
Net change in working capital	46.0	(88.4)
Other items - net	(10.8)	21.2

Total operating activities	406.5	245.1

Investing activities:
Capital expenditures	(121.6)	(91.2)
Acquisitions	(15.7)	–
Net proceeds from divestitures and sales of property and equipment	12.9	281.4
Other items - net	(1.3)	(0.8)

Total investing activities	(125.7)	189.4

Financing activities:
Changes in short-term debt - net	(0.4)	4.5
Repayments of long-term debt	(113.7)	(114.3)
Dividends paid	(59.4)	(53.3)
Common shares purchased	(82.1)	–
Proceeds from the exercise of stock options	34.5	17.9

Total financing activities	(221.1)	(145.2)

Effect of exchange rate changes on cash	10.6	8.0

Net increase in cash and short-term investments	70.3	297.3

Cash and short-term investments at the beginning of period	575.7	262.4

Cash and short-term investments at the end of period	$646.0	$559.7

THE LUBRIZOL CORPORATION
SEGMENT INFORMATION

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In Millions of Dollars)	2007	2006	2007	2006
		(Restated)		(Restated)
Revenues from external customers:
Lubrizol Additives	$738.8	$661.3	$2,193.8	$1,967.3
Lubrizol Advanced Materials	382.6	369.7	1,158.9	1,088.9

Total revenues	$1,121.4	$1,031.0	$3,352.7	$3,056.2

Segment operating income:
Lubrizol Additives	$97.0	$70.6	$304.3	$233.4
Lubrizol Advanced Materials	30.9	42.5	119.8	135.4

Total segment operating income	127.9	113.1	424.1	368.8

Corporate expenses	(17.7)	(22.0)	(57.0)	(56.2)
Corporate other income (expense) - net	5.2	0.6	3.8	(5.0)
Restructuring and impairment charges	(2.1)	(2.7)	(0.6)	(6.3)
Interest expense - net	(14.8)	(17.4)	(49.4)	(61.5)

Income from continuing operations before income taxes	$98.5	$71.6	$320.9	$239.8

THE LUBRIZOL CORPORATION
Supplemental Financial Information
For the Three and Nine Months Ended September 30, 2007 and 2006
Reconciliation of Earnings from Continuing Operations to Earnings As Adjusted
(In Millions of Dollars, Except Per Share Data)

Earnings as adjusted (Non-GAAP) is a measure of income that differs from earnings from continuing operations measured in accordance with generally accepted accounting principles (“GAAP”). Earnings as adjusted (Non-GAAP) is income from continuing operations per our consolidated results, adjusted for exclusion of restructuring and impairment charges. Management believes that both earnings from continuing operations and earnings as adjusted for exclusion of these special charges assist the investor in understanding the results of operations of The Lubrizol Corporation. In addition, Management and the Board evaluate results using the earnings from continuing operations and earnings as adjusted.

	Three Months Ended			Three Months Ended
	September 30, 2007			September 30, 2006
	Income	Income		Income	Income
	Before	After	Diluted	Before	After	Diluted
	Tax	Tax	EPS	Tax	Tax	EPS
				(Restated)	(Restated)	(Restated)

Earnings from continuing operations	$98.5	$71.4	$1.02	$71.6	$50.1	$0.72

Adjustments:
Restructuring and impairment charges	2.1	1.4	0.02	2.7	1.8	0.03

Earnings as adjusted (Non-GAAP)	$100.6	$72.8	$1.04	$74.3	$51.9	$0.75

	Nine Months Ended			Nine Months Ended
	September 30, 2007			September 30, 2006
	Income	Income		Income	Income
	Before	After	Diluted	Before	After	Diluted
	Tax	Tax	EPS	Tax	Tax	EPS
				(Restated)	(Restated)	(Restated)

Earnings from continuing operations	$320.9	$223.7	$3.19	$239.8	$158.4	$2.29

Adjustments:
Restructuring and impairment charges	0.6	0.2	0.00	6.3	4.3	0.06

Earnings as adjusted (Non-GAAP)	$321.5	$223.9	$3.19	$246.1	$162.7	$2.35

THE LUBRIZOL CORPORATION
Supplemental Financial Information
Years Ended December 31, 2006 and 2005
Reconciliation of Earnings from Continuing Operations to Earnings As Adjusted
(In Millions of Dollars, Except Per Share Data)

Earnings as adjusted (Non-GAAP) is a measure of income that differs from earnings from continuing operations measured in accordance with generally accepted accounting principles (“GAAP”). Earnings as adjusted (Non-GAAP) is income from continuing operations per our consolidated results, adjusted for exclusion of restructuring and impairment charges. Management believes that both earnings from continuing operations and earnings as adjusted for exclusion of these special charges assist the investor in understanding the results of operations of The Lubrizol Corporation. In addition, Management and the Board evaluate results using the earnings from continuing operations and earnings as adjusted.

	Year Ended			Year Ended
	December 31, 2006 (Restated)			December 31, 2005 (Restated)
	Income	Income		Income	Income
	Before	After	Diluted	Before	After	Diluted
	Tax	Tax	EPS	Tax	Tax	EPS

Earnings from continuing operations	$262.0	$179.8	$2.59	$240.2	$159.4	$2.32

Adjustments:
Restructuring and impairment charges	51.9	32.7	0.47	15.9	10.7	0.15

Earnings as adjusted (Non-GAAP)	$313.9	$212.5	$3.06	$256.1	$170.1	$2.47

THE LUBRIZOL CORPORATION
Supplemental Financial Information
Reconciliation of Previously Reported Amounts to Restated Amounts
(In Millions Except Per Share Data)

For the years ended December 31:	2006	2005	2004

Income from continuing operations as previously reported	$181.8	$161.5	$87.2
After tax impact of benefit plan adjustments	(2.0)	(2.1)	(1.7)

Income from continuing operations as restated	$179.8	$159.4	$85.5

Diluted earnings from continuing operations per share:
As previously reported	$2.62	$2.35	$1.56
Decrease to earnings	(0.03)	(0.03)	(0.03)

As restated	$2.59	$2.32	$1.53

	2007
For the Three Months Ended:	June 30	March 31

Income from continuing operations as previously reported	$81.4	$71.6
After tax impact of benefit plan adjustments	(0.4)	(0.3)

Income from continuing operations as restated	$81.0	$71.3

Diluted earnings from continuing operations per share:
As previously reported	$1.16	$1.02
Decrease to earnings	(0.01)	–

As restated	$1.15	$1.02

	2006
For the Three Months Ended:	December 31	September 30	June 30	March 31

Income from continuing operations as previously reported	$21.7	$50.8	$63.5	$45.8
After tax impact of benefit plan adjustments	(0.3)	(0.7)	(0.5)	(0.5)

Income from continuing operations as restated	$21.4	$50.1	$63.0	$45.3

Diluted earnings from continuing operations per share:
As previously reported	$0.31	$0.73	$0.92	$0.66
Decrease to earnings	–	(0.01)	(0.01)	(0.01)

As restated	$0.31	$0.72	$0.91	$0.65